EXHIBIT 99.2


     Richard J. King                    January 25, 2001
     Senior Vice President, Corporate Communications
     AMC Entertainment Inc.
     (816) 221-4000


             AMC Entertainment clarifies theatre closing plans

KANSAS CITY, Mo. - AMC Entertainment Inc. today clarified its plans regarding theatre closings, stating that it plans to close approximately 300 screens at the rate of 70 to 80 per year for each of the next four years. AMC officials stated that these closings will come from a list of 548 screens that have been internally identified as candidates for potential closing.

The potential closings are older-style multiplex screens that have lost customer traffic to the popular, newer-style megaplexes that feature stadium seating, bigger screens, plusher seats and other amenities. Megaplex screens now account for 67 per cent of AMC's total screen count.

The 70-80 screen closings per year are a continuation of AMC's pattern of moving aggressively to close older, unprofitable theatres. Since 1995, AMC has closed more than 800 older screens. Company officials noted that many of the future closings will occur as a result of lease expirations, rather than lease buyouts.

AMC yesterday reported record adjusted EBITDA of $35 million in the third quarter of fiscal 2001, an 18 percent increase over the same period last year.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 181 theatres with 2,774 screens in the United States, Canada, Hong Kong, Japan, Portugal, Spain and France. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, demographic changes, changes in economic climate, increase in demand for real estate, construction delays, unforeseen changes in operating requirements, the ability to achieve planned openings or closings of theatres and screens, changes in real estate, zoning and tax laws, the performance of films licensed by the Company and other risks and uncertainties.

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